SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 3, 2013

LEAP WIRELESS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34865	33-0811062
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5887 Copley Drive

San Diego, CA 92111

(Address of Principal Executive Offices)

(858) 882-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 3, 2013, the Compensation Committee (the “Committee”) of the Board of Directors of Leap Wireless International, Inc. (the “Company”) approved certain compensation actions relating to the following executive officers of the Company: S. Douglas Hutcheson; Jerry V. Elliott; William D. Ingram; Robert A. Strickland; and Robert J. Irving, Jr. These executives are among the “named executive officers” listed in the Company’s definitive proxy statement dated April 30, 2013 for its 2013 annual meeting of stockholders.

Accelerated Vesting or Payment of Equity- and Cash-Based Awards

The Committee approved the accelerated vesting or payment of certain awards held by the Company’s executive officers, including the named executive officers, in order to preserve certain compensation-related corporate income tax deductions for the Company that may otherwise be disallowed through the operation of Sections 280G and 4999 of the Internal Revenue Code, as amended (the “Code”), in connection with the Company’s merger transaction with AT&T Inc. (the “Merger Transaction”). Specifically, the Committee approved the accelerated vesting or payment of equity and cash-based awards held by the Company’s named executive officers that were otherwise scheduled to vest or be paid during the first six months of 2014. These actions may limit the amount of excise tax that may be payable by the named executive officers pursuant to Sections 280G and 4999 of the Code.

In approving the accelerated vesting or payment of the awards, the Committee considered, among other things, the projected value of the corporate income tax deductions that may be lost as a result of the effect of Sections 280G and 4999 of the Code; the Company’s belief that its merger with AT&T is likely to close; and the considerable financial incentives that the named executive officers have to remain with the Company through the close of the Merger Transaction and thereafter.

The following table summarizes the estimated value of the accelerated awards to be received by the Company’s named executive officers:

Named Executive Officer	Estimated Value of Accelerated Equity-Based Awards		Estimated Value of Accelerated Cash- Based Awards (3)	Totals
	Stock Awards (1)	Option Awards (2)
S. Douglas Hutcheson	$2,534,595	$691,178	$425,000	$3,650,773
Jerry V. Elliott	$627,375	$640,688	$300,000	$1,568,063
William D. Ingram	$443,345	$102,765	$225,000	$771,110
Robert A. Strickland	$313,688	$183,000	$237,500	$734,188
Robert J. Irving, Jr	$573,003	$62,985	$260,000	$895,988

TOTALS	$4,492,006	$1,680,616	$1,447,500	$7,620,122

(1)	Represents the estimated value of restricted stock awards, deferred stock units and performance-based deferred stock units that would have otherwise vested during the first six months of 2014 that are being accelerated, which stock awards were previously granted pursuant to the Company’s 2004 Stock Option, Restricted Stock or Deferred Stock Unit Plan, as amended (the “2004 Stock Plan”) or the 2009 Employment Inducement Equity Incentive Plan (the “2009 Stock Plan”). The estimated value of the stock awards being accelerated is based upon $16.73, the closing price of the Company’s common stock on December 3, 2013.
(2)	Represents the estimated value of stock options that would have otherwise vested during the first six months of 2014 that are being accelerated, which stock options were previously granted pursuant to the 2004 Stock Plan or the 2009 Stock Plan. The estimated value of the stock options being accelerated represents the difference between the respective exercise prices of the options and $16.73, the closing price of the Company’s common stock on December 3, 2013.

(3)	Represents the target value of performance-based cash awards that would have otherwise vested and been paid during the first six months of 2014 that are being accelerated.

Increase to Annual Bonus Target

The Committee approved an increase to the target amount of the annual performance bonus for Mr. Irving from 65% to 80%, with such change to be retroactive to the beginning of fiscal 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAP WIRELESS INTERNATIONAL, INC.

Date: December 6, 2013	By	/s/ Robert J. Irving, Jr.
	Name:	Robert J. Irving, Jr.
	Title:	Chief Legal and Administrative Officer